Exhibit 23.2

Consent of Independent Registered Public Accounting Firm

We consent to the reference to our firm under the caption "Experts" in the Post-Effective Amendment No. 3 to the Registration Statement to Form F-1 on Form F-3 (File No. 333-275133) and to the incorporation by reference therein of our reports dated April 28, 2025, with respect to the consolidated financial statements and the effectiveness of internal control over financial reporting of VinFast Auto Ltd. included in its Annual Report on Form 20-F for the year ended December 31, 2024, filed with the Securities and Exchange Commission.

/s/ Ernst & Young Vietnam Limited

Ho Chi Minh City, Vietnam

May 30, 2025